Exhibit 99.1

Xtant Announces Fourth Quarter and Year End 2017 Financial Results

BELGRADE, Mont., April 2, 2018 (GLOBE NEWSWIRE) -- Xtant™ Medical Holdings, Inc. (NYSE American:XTNT), a leader in the development of regenerative medicine products and medical devices, today reported its financial results for the period ended December 31st, 2017.

"2017 represented a significant year for the Company as we completed transformational restructuring activities that were necessary for the future growth of Xtant Medical," said Carl O'Connell, Chief Executive Officer, "Our team has worked with focused effort towards repositioning Xtant for operational excellence. We made improvements to our sales structure and channel for long-term success, and continue to stay keenly focused on differentiating our sales approach by adding talent in key markets. I am pleased with the work we have achieved, and look forward to leading this Company through this next era of profitable performance.”

Revenue

Consolidated fourth quarter 2017 revenue was approximately $19.3 million, compared to consolidated revenue of approximately $24.5 million for the same period during 2016.

Annual consolidated revenue for 2017 was approximately $82.6 million, compared to consolidated revenue of approximately $90.0 million in 2016. While the Company achieved above-market growth in biologics revenue, the decline in total revenue was due to decreased hardware sales. This was due in part to an aging hardware product line and the termination of some stocking reseller agreements and independent distributor agreements with poor contribution margins, thus allowing the company to focus on more profitable sales channels moving forward.

Gross Profit

Consolidated gross profit for the fourth quarter of 2017 was approximately $10.3 million or 53.2% of revenues, compared to gross profit of approximately $17.5 million or 71.6% of revenues for the fourth quarter of 2016. The shift in gross margin as a percentage of revenue is primarily due to a total charge of $2.5 million, or 12.7% of revenues, related to additional reserves for estimated excess inventory and inventory on consignment that may be missing and not returned, as well as impairment charges for estimated missing and damaged consigned surgical instruments. The remaining shift in gross margin compared to the prior year is due to a change in sales mix to biologics which has a lower margin than fixation products.

For the year, consolidated gross profit was approximately $50.1 million, compared with 2016 consolidated gross profit of approximately $62.3 million. Gross margin for the year was 60.6%, compared to 2016 gross margin of 69.2%. The impact of increased inventory reserves and surgical instrument impairment, as noted above, was a decline in gross profit of $4.0 million for the full year of 2017. In addition, a reserve of $0.9 million was recorded in 2017 for additional inventory reserves and surgical instrument impairment related to litigation with a distributor. The impact of these additional reserves reduced gross margin by 6.0% for the year. The remaining reduction in gross profit is primarily due to a shift in the sales mix towards biologics which have a lower gross margin than fixation products.

General and Administrative Expenses

In the fourth quarter, consolidated general and administrative expenses decreased to approximately $3.3 million as compared to approximately $4.5 million reported for the same period of 2016. As a percentage of revenues, general and administrative expenses were 17.2% during the fourth quarter of 2017 as compared to 18.6% for the same period during 2016. The expense reduction in the fourth quarter is a result of cost containment, primarily attributable to reduction in personnel cost and rental facilities, as part of the Company-wide initiatives in 2017 to improve profitability.

Full-year 2017 consolidated general and administrative expenses decreased to approximately $15.2 million as compared with approximately $15.8 million reported during the prior year. As a percentage of revenues, general and administrative expenses decreased to 18.5% in 2017 as compared to 19.1% for 2016. This reduction in the general and administrative expense structure is due to personnel costs and occupancy expenses offset by a net receivable reserve of $414,174 in 2017 related to litigation with a distributor.

Sales and Marketing Expenses

Fourth quarter 2017 consolidated sales and marketing expenses decreased to approximately $9.5 million, as compared to approximately $11.9 million during the same period in 2016. For the fourth quarter, sales and marketing as a percentage of revenues was 49.0% compared to 48.8% of revenue in 2016.

For the year, consolidated sales and marketing expenses declined 8.0% to approximately $40.5 million for 2017, as compared to 2016 of approximately $44.1 million. As a percentage of revenues, sales and marketing expenses were 49.0% compared to 48.9% reported for 2016.

Sales and marketing expense fluctuates with the level of revenue as commissions expense is the main component of this expense category.

Other Operating Expenses

In the fourth quarter, the Company evaluated its acquired intangible assets and recorded an impairment of $17.6 million.

Restructuring costs were incurred by the Company in 2017 related to the recapitalization of the Company and performance improvement measures. Restructuring costs were $1.9 million in the fourth quarter and $4.7 million for the year ended December 31, 2017.

During the fourth quarter, the Company incurred $0.5 million in separation related expenses related to reduction in personnel, primarily related to the wind down of its Miamisburg, Ohio facility. For the year ended December 31, 2017, the Company incurred $1.9 million in separation costs related to this winddown effort and other reductions in personnel related to its initiatives to reduce costs and improve profitability.

Net Loss

On February 13, 2018, the Company implemented a 1:12 reverse stock split. All per share information noted below and in the attached financial tables has been adjusted for this reverse stock split.

Fourth quarter 2017 consolidated net loss was approximately $28.4 million, compared to fourth quarter consolidated net loss of approximately $4.5 million in 2016. Fourth quarter 2017 consolidated loss per share was $18.76 compared to fourth quarter 2016 consolidated loss per share of $3.76. The increase in the net loss was impacted by a total of $22.0 million in additional expense related to impairment charges, restructuring costs, severance related expenses, additional interest expense, and other non-recurring expenses. In addition, the Company recorded additional inventory reserves of $1.9 million in the fourth quarter related to excess inventory and consigned inventory which may not be recoverable.

For the full-year 2017, the Company had a net loss of approximately $52.4 million compared to a net loss of approximately $19.5 million for 2016. Net loss per share for 2017 was $34.76 per share compared to a net loss per share of $18.46 for 2016. The increase in net loss was impacted by $29.4 million of net additional expense related to asset impairment charges, restructuring costs, additional interest expense, litigation reserves, and other one-time costs. In addition, in 2017, the Company recorded $2.4 million in additional inventory reserves related to excess inventory and consigned inventory which may not be recoverable.

Adjusted EBITDA

The Company defines adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") as net income/loss from operations before depreciation, amortization, impairment charges, non-recurring expenses and non-cash stock-based compensation.

Consolidated Adjusted EBITDA for the fourth quarter of 2017 was approximately ($1.1) million compared to approximately $0.7 million in the fourth quarter of 2016.

Full-year 2017 Adjusted EBITDA was approximately ($1.9) million compared to 2016 of approximately $1.6 million.

The lower Adjusted EBITDA for the fourth quarter and year ended December 31, 2017, is the result of lower sales revenue, and the impact of inventory reserves taken in the fourth quarter of $1.9 million and $2.7 million for the full year 2017.

Financial Liquidity and Capitalization

As previously announced, the Company completed a reverse stock split of 1:12 on February 14, 2018 in addition to a conversion of its convertible debt into equity, and a private placement of common stock, which net of expense, increased the Company’s liquidity by $4.8 million. In addition, the Company’s credit facility has been amended and the Company contemplates a stockholder rights offering in the near future. Further information on these events can be found in the Company’s Form 8K‘s filed on February 13 and February 15, 2018, and its S-1 Registration Statement filed on February 7, 2018.

As a result of the restructuring transactions noted above, the Company believes that its December 31, 2017 cash on hand, accounts receivable of approximately $15.6 million, along with proceeds of the private placement, anticipated net operating cash receipts and availability under its credit facility are sufficient to meet anticipated cash requirements through March 31, 2019.

Conference Call to be Held April 3rd, 2018

An accompanying listen-only conference call will be hosted by Carl O'Connell, Chief Executive Officer, to discuss the results. The call will be held at 9:00 AM ET, on April 3, 2018. Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: April 3, 2018, 9:00 AM ET
Conference dial-in: 877-269-7756
International dial-in: 201-689-7817
Conference Call Name: Xtant Medical's Fourth Quarter 2017 Results Call
Webcast Registration: Click Here

Following the live call, a replay will be available on the Company's website, www.xtantmedical.com, under "Investor Info."

About Xtant™ Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (NYSE American:XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability to comply with covenants in the Company’s senior credit facility; the ability to increase revenue; the ability to achieve expected results; the ability to remain competitive; government regulations; the ability to innovate and develop new products; the ability to obtain donor cadavers for products; the ability to engage and retain qualified technical personnel and members of the Company’s management team; the availability of Company facilities; government and third-party coverage and reimbursement for Company products; the ability to obtain regulatory approvals; the ability to successfully integrate recent and future business combinations or acquisitions; the ability to use net operating loss carry-forwards to offset future taxable income; the ability to service Company debt; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; the ability to obtain and protect Company intellectual property and proprietary rights; infringement and ownership of intellectual property; the ability to remain accredited with the American Association of Tissue Banks; influence by Company management; the ability to pay dividends; and the ability to issue preferred stock; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." You should carefully consider the trends, risks and uncertainties described in this document, the Form 10-K and other reports filed with or furnished to the SEC before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline, and you could lose all or part of your investment. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

XTANT MEDICAL HOLDINGS, INC.

Consolidated Statements of Operations

All dollars herein (000’s) except per share amounts

	Twelve Months Ended				Three Months Ended
	December 31,				December 31,
	2017		2016		2017		2016
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue
Orthopedic product sales	$82,513	99.9%	89,388	99.3%	$19,528	101.0%	24,362	99.6%
Other revenue	99	0.1%	615	0.7%	(195)	-1.0%	109	0.4%
Total Revenue	82,612	100.0%	90,003	100.0%	19,333	100.0%	24,471	100.0%

Cost of sales	32,511	39.4%	27,710	30.8%	9,039	46.8%	6,961	28.4%

Gross Profit	50,101	60.6%	62,293	69.2%	10,294	53.2%	17,510	71.6%

Operating Expenses
General and administrative	15,246	18.5%	15,763	17.5%	3,325	17.2%	4,546	18.6%
Sales and marketing	40,512	49.0%	44,056	48.9%	9,474	49.0%	11,940	48.8%
Research and development	2,441	3.0%	3,411	3.8%	598	3.1%	798	3.3%
Depreciation and amortization	5,485	6.6%	4,941	5.5%	1,381	7.1%	1,250	5.1%
Acquisition and integration related expenses	-	0.0%	1,401	1.6%	-	0.0%	132	0.5%
Impairment intangible assets	17,586	21.3%		0.0%	17,586	91.0%	-	0.0%
Restructuring expenses	4,680	5.7%		0.0%	1,853	9.6%	-	0.0%
Separation related expenses	1,901	2.3%	-	0.0%	505	2.6%	-	0.0%
Non-cash consulting expense	85	0.1%	267	0.3%	(132)	-0.7%	-	0.0%
Total Operating Expenses	87,936	106.4%	69,839	77.6%	34,590	178.9%	18,666	76.3%

Loss from Operations	(37,835)	-45.8%	(7,546)	-8.4%	(24,296)	-125.7%	(1,156)	-4.7%

Other Income (Expense)
Interest expense	(14,705)	-17.8%	(12,263)	-13.6%	(4,166)	-21.5%	(3,288)	-13.4%
Change in warrant derivative liability	203		717		66		-
Other income (expense)	(75)	-0.1%	(352)	-0.4%	(11)	-0.1%	(42)	-0.2%
					-		-
Total Other Income (Expense)	(14,577)	-17.6%	(11,898)	-13.2%	(1,361)	-7.0%	(3,330)	-13.6%
					-		-
Net Loss from Operations	$(52,411)	-63.4%	$(19,443)	-21.6%	$(28,420)	-147.0%	$(4,487)	-18.3%

Net loss per share:
Basic	$(34.76)		$(18.46)		$(18.76)		$(3.76)
Dilutive	$(34.76)		$(18.46)		$(18.76)		$(3.76)

Shares used in the computation:
Basic	1,507,769		1,055,974		1,514,501		1,206,600
Dilutive	1,507,769		1,055,974		1,514,501		1,206,600

XTANT MEDICAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

*All dollars herein (000’s) except per share amounts

	As of	As of
	December 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$2,856	$2,578
Trade accounts receivable, net of allowance for doubtful accounts of $2,135 and $1,653, respectively	12,714	18,992
Current Inventories, net	22,229	26,266
Prepaid and other current assets	1,706	1,150
Total current assets	39,505	48,986

Non-current inventories, net	194	972
Property and equipment, net	9,913	15,841
Goodwill	41,535	41,535
Intangible assets, net	13,826	35,941
Other assets	731	827

Total Assets	$105,705	$144,102

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$9,315	$10,472
Accounts payable - related party	160	640
Revolving line of credit	-	10,448
Accrued liabilities	15,845	8,982
Warrant derivative liability	131	334
Current portion of capital lease obligations	365	245
Total current liabilities	25,818	31,121

Long-term Liabilities:
Capital lease obligation, less current portion	623	832
Long-term convertible debt, less issuance costs	70,853	68,937
Long-term debt, less issuance costs	67,109	50,284
Total Liabilities	164,404	151,175

Commitments and Contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; no shares issued and Outstanding	-	-
Common stock, $0.000001 par value; 50,000,000 shares authorized; 1,514,899 shares issued and outstanding as of December 31, 2017 and 1,437,442 shares issued and outstanding as of December 31, 2016 (Not in 000’s)	2	1
Additional paid-in capital	86,247	85,461
Accumulated deficit	(144,946)	(92,535)
Total Stockholders’ Equity (Deficit)	(58,699)	(7,073)

Total Liabilities & Stockholders’ Equity (Deficit)	$105,705	$144,102

XTANT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

*All dollars herein (000’s) except per share amounts

	Year Ended December 31,
	2017	2016
Operating activities:
Net loss	$(52,411)	$(19,494)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,409	7,242
Loss on intangible impairment and disposal of fixed assets	21,242	-
Non-cash interest	14,685	6,785
Loss on sale of fixed assets	10	25
Non-cash consulting expense/stock option expense	212	523
Provision for losses on accounts receivable and inventory	4,213	224
Change in derivative warrant liability	(203)	(717)

Changes in operating assets and liabilities:
Trade accounts receivable	4,747	(2,680)
Inventories	2,122	(4,074)
Prepaid and other assets	(460)	(484)
Accounts payable	(1,637)	319
Accrued liabilities	(1,472)	(2,076)
Net cash used in operating activities	(543)	(14,407)

Investing activities:
Purchases of property and equipment and intangible assets	(1,641)	(5,833)
Proceeds from sale of fixed assets	33	16
Net cash used in investing activities	(1,608)	(5,816)

Financing activities:
Proceeds from long-term and convertible debt, net of deferred and financing costs	12,787	3,238
Payments on capital leases	(88)	(145)
Net proceeds from the revolving line of credit	(10,448)	10,253
Net proceeds from issuance of stock and warrants	178	3,087
Net cash provided by financing activities	2,429	16,434

Net change in cash and cash equivalents	278	(3,790)

Cash and cash equivalents at beginning of year	2,578	6,368
Cash and cash equivalents at end of year	$2,856	$2,578

XTANT MEDICAL HOLDINGS, INC.

Calculation of Adjusted EBITDA for the Periods Ended December 31, 2017

Unaudited	Twelve Months Ending (in 000's)			Three Months Ending (in 000's)
	2017	2016	variance	Q4 2017	Q4 2016	variance
Net loss	$(52,411)	$(19,493)	$(32,918)	$(28,420)	$(4,536)	$(23,883)

Other (income) expense	11	402	(391)	11	154	(143)
Depreciation & amortization	8,684	7,242	1,442	2,418	1,690	727
Interest expense	14,704	12,263	2,441	4,166	3,288	878
EBITDA	$(29,012)	$414	$(29,426)	$(21,825)	$596	$(22,421)
EBITDA/Total Revenue	-55%	2%		-77%	13%

ADJUSTED EBITDA CALCULATION
Impairment intangible assets	17,586		17,586	17,586		17,586
Restructuring expenses	4,680		4,680	1,853		1,853
Separation related expenses	1,901		1,901	505		505
Litigation reserve	1,342		1,342	-		-
Impairment surgical instruments	1,322		1,322	552		552
Non-cash compensation	212	522	(310)	(5)	-	(5)
Dayton transition costs	290		290	290		290
Acquisition and integration related expenses	-	1,401	(1,401)		131	(131)
Change in warrant derivative liability	(202)	(716)	514	(65)	-	(65)
ADJUSTED EBITDA gain (loss)	$(1,881)	$1,621	$(3,502)	$(1,109)	$727	$(1,836)
ADJUSTED EBITDA/Total revenue	-2%	2%		-6%	3%

      *All dollars herein (000’s) except per share amounts